Exhibit 3.5

CORPORATE ACTION BY UNANIMOUS CONSENT OF THE DIRECTORS

OF

DIGITAL ANGEL CORPORATION

The undersigned, being all the directors of Digital Angel Corporation (f/k/a Medical Advisory Systems, Inc.) (the “Corporation”), a Delaware corporation, hereby adopt the following resolutions pursuant to Section 141(f) of the General Corporation Law of Delaware:

WHEREAS, ARTICLE XI of the By-laws of the Corporation provides for the amendment of the By-laws by the Board of Directors; and

WHEREAS, the Board of Directors of the Corporation deems it advisable to amend certain By-laws of the Corporation;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation hereby amends the Bylaws of the Corporation by adding a new Article Twelve, as follows:

ARTICLE XII – RESTRICTIONS ON CERTAIN ACTIONS

Section 1.  Certain Restrictions on Certain Actions.

The Corporation shall not take any of the following actions without the approval of the holders of 66.6% of the issued and outstanding common stock of the Corporation:

(i)            implementing a Bankruptcy Decision with respect to the Corporation or any of its direct or indirect subsidiaries if, at the time such Bankruptcy Decision is implemented or is to be implemented, (A) a Bankruptcy Decision has been made with respect to Applied Digital Solutions, Inc., a corporation organized under the laws of Missouri (“ADS”), or any of its direct or indirect subsidiaries, or (B) ADS is in default under or with respect to any obligation for borrowed money, including the Credit Documents, regardless of whether such default has been declared; and

(ii)           approving any issuance of Corporation Stock (or securities of any of its direct or indirect subsidiaries) or securities convertible into or exercisable for Corporation Stock (or securities of any of its direct or indirect subsidiaries), including options or warrants for Corporation Stock (or securities of any of its direct or indirect subsidiaries), for (A) non-cash consideration or (B) cash consideration of less than Fair Market Value.

For the purposes of items (i) and (ii) above, the following defined terms shall have the following meanings:

“Bankruptcy Decision” means, with respect to a specified entity, any of the following actions: (i) filing any voluntary petition in bankruptcy on behalf of such entity, (ii) consenting to the filing of any involuntary petition in bankruptcy against such entity, (iii) filing

any petition seeking, or consenting to, reorganization or relief under any applicable, federal, state or foreign law relating to bankruptcy or insolvency, on behalf of such entity, (iv) consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such entity or a substantial part of the property of such entity, (v) making any assignment for the benefit of creditors on behalf of such entity, (vi) admitting in writing the inability of such entity to pay its debts generally as they become due, or (vii) taking any action by such entity in furtherance of any of the foregoing actions.

“Corporation Stock” means the common stock, par value $.005 per share, of the Corporation, and any stock into which such common stock shall have been changed, any stock resulting from any reclassification of such common stock, any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization), and all other stock of any class or classes (however designated) of the Corporation (or its successors) the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

“Credit Agreement” means that certain Third Amended and Restated Term Credit Agreement, dated as of March 1, 2002, among IBM Credit Corporation, Digital Angel Share Trust, ADS and the other parties thereto.

“Credit Documents” means the Credit Agreement, the Guarantee (as defined in the Credit Agreement), and any security agreements, leases, instruments, documents, guarantees, schedules of assignment, contracts and similar agreements, including schedules, attachments, exhibits and ancillary documentation or other supporting documents, executed by or on behalf of each Borrower (as defined in the Credit Agreement) or any other Loan Party (as defined in the Credit Agreement), and delivered to Lender (as defined in the Credit Agreement), pursuant to the Credit Agreement or otherwise, and all amendments, supplements and other modifications to the foregoing from time to time.

“Fair Market Value” means, on any date specified, the average of the daily Market Price of a share of Corporation Stock during the 10 consecutive trading days before such date, except that, if on any such date the shares of Corporation Stock are not listed or admitted for trading on any national securities exchange or quoted in the over–the–counter market, Fair Market Value shall be the Market Price on such date.

“Market Price” means, on any date specified, an amount per share of Corporation Stock equal to (i) the last reported sale price of such common stock, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices thereof regular way on such date, in either case as officially reported on the principal national securities exchange on which such Corporation Stock is then listed or admitted for trading, (ii) if such Corporation Stock is not then listed or admitted for trading on any national securities exchange but is designated as a national market system security by the NASD, the last reported trading price of the Corporation Stock on such date, (iii) if there shall have been no trading on such date or if the Corporation Stock is not so designated, the average of the closing bid and asked prices of the Corporation Stock on such date as shown by the NASD automated quotation system, or (iv) if such Corporation Stock is not then listed or admitted for trading on any national exchange or quoted in the over–the–counter market, the fair value thereof (as of a date which is within 10 days of the date as of which the determination is to be made) determined in good faith by the Corporation’s Board of Directors.

Section 2.  Amendment of Article Twelve.

The provisions of this Article Twelve may only be amended or repealed as follows:  (i) by the Board of Directors of the Corporation after the filing of an Amendment to the Certificate of Incorporation of the Corporation containing substantially the same terms as those set forth in Section 1 of this Article Twelve, or (ii) by the holders of 66.6% of the issued and outstanding common stock of the Corporation at any time.

RESOLVED FURTHER, that the Board of Directors of the Corporation also hereby amends and restates Article Eleven of the Bylaws of the Corporation in its entirety as follows:

ARTICLE XI – AMENDMENTS

Section 1.  Amendments.

Subject to Section 2 of Article Twelve, these by-laws may only be amended or repealed by the unanimous approval of Board of Directors at any meeting or by the approval of the holders of 66.6% of the issued and outstanding common stock of the Corporation at any meeting.  Upon the earlier of (i) the filing of an Amendment to the Certificate of Incorporation of the Corporation containing substantially the same terms as those set forth in Section 1 of Article Twelve, or (ii) the approval of the holders of 66.6% of the issued and outstanding common stock of the Corporation, this Section 1 of Article XI shall automatically terminate and be of no further force or effect and Section 2 of this Article Eleven shall come into effect without any further action.

Section 2.  Amendments.

Provided Section 1 of this Article Eleven has terminated in accordance with its provisions and is no longer in effect, these by-laws may be amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting.

RESOLVED FURTHER, that each of the officers of the Corporation be and hereby is authorized to execute such documents and to take any and all such actions which any or each of they deems necessary or desirable to effect the above resolutions.